EXHIBIT 4.31

GUARANTEE ASSUMPTION AGREEMENT

GUARANTEE ASSUMPTION AGREEMENT dated as of September 13, 2004, by Constellation Trading Company, Inc., a New York corporation, the "Additional Subsidiary Guarantor"), in favor of JPMorgan Chase Bank, as administrative agent for the lenders or other financial institutions or entities party as "Lenders" to the Credit Agreement referred to below (in such capacity, together with its successors in such capacity, the "Administrative Agent").

Constellation Brands, Inc., a Delaware corporation, the Subsidiary Guarantors referred to therein and the Administrative Agent are parties to a Third Amended and Restated Credit Agreement dated as of August 17, 2004 (as modified and supplemented and in effect from time to time, the "Credit Agreement").

Pursuant to Section 6.09 of the Credit Agreement, the Additional Subsidiary Guarantor hereby agrees to become a "Subsidiary Guarantor" for all purposes of the Credit Agreement, and an "Obligor" for all purposes of the U.S. Pledge Agreement (as modified and supplemented and in effect from time to time). Without limiting the foregoing, the Additional Subsidiary Guarantor hereby, jointly and severally with the other Subsidiary Guarantors, guarantees to each Lender and the Administrative Agent and their respective successors and assigns the prompt payment in full when due (whether at stated maturity, by acceleration or otherwise) of all Guaranteed Obligations (as defined in Section 3.01 of the Credit Agreement) in the same manner and to the same extent as is provided in Article III of the Credit Agreement. In addition, the Additional Subsidiary Guarantor hereby makes the representations and warranties set forth in Sections 4.01, 4.02 and 4.03 of the Credit Agreement, and in Section 2 of the U.S. Pledge Agreement, with respect to itself and its obligations under this Agreement, as if each reference in such Sections to the Loan Documents included reference to this Agreement.

The Additional Subsidiary Guarantor hereby agrees that Annex 1 of the U.S. Pledge Agreement shall be supplemented as provided in Appendix A hereto.

Guarantee Assumption Agreement

IN WITNESS WHEREOF, the Additional Subsidiary Guarantor has caused this Guarantee Assumption Agreement to be duly executed and delivered as of the day and year first above written.

CONSTELLATION TRADING COMPANY, INC.

By:	/s/ Thomas D. Roberts
Name:	Thomas D. Roberts
Title:	Vice President and Assistant Treasurer

Guarantee Assumption Agreement

Accepted and agreed:

JPMORGAN CHASE BANK, as Administrative Agent

By	/s/ Bruce Borden
Name:	Bruce Borden
Title:	Vice President

Guarantee Assumption Agreement

APPENDIX A

SUPPLEMENT TO ANNEX 1 TO U.S. PLEDGE AGREEMENT

PLEDGED STOCK
U.S. ISSUERS
Issuer	Certificate No.	Registered Owner/Ownership Percentage	Number of Shares
Constellation Trading Company, Inc.	1	Constellation Brands, Inc./100%	100 shares of Common Stock

Guarantee Assumption Agreement